Exhibit 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 26, 2002, which contains an explanatory paragraph indicating that the Company’s 2000 and 1999 consolidated financial statements, previously audited by other independent accountants, had been restated, which appears in the 2001 Annual Report to Shareholders, which is incorporated by reference in Xerox Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 (“2001 Form 10-K”). The financial data in the section entitled “Quarterly Results of Operations (Unaudited)” of the 2001 Form 10-K has been superceded by quarterly financial data included in Note 2 to the Condensed Consolidated Financial Statements included in the Company’s September 30, 2002 Form 10-Q. We also consent to the incorporation by reference of our report dated June 26, 2002 relating to the financial statement schedule, which appears in the 2001 Form 10-K. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Stamford, Connecticut
November 12, 2002